                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                  FORM 8-K/A

                                CURRENT REPORT
                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


         Date of Report (Date of                       Commission File
        Earliest event reported):                           Number:

            January 14, 2000                                0-26394


                        LANGUAGEWARE.NET (COMPANY) LTD.
            (Exact name of registrant as specified in its charter)


       Israel                                            N/A
    (State or other jurisdiction of I.R.S            (Employer
    Incorporation or organization)                   Identification Number)

                            102 South Tejon Street
                                   Suite 320
                       Colorado Springs, Colorado  80903
                   (Address of principal executive offices)

                                 719-955-3400
             (Registrant's telephone number, including area code)

Item 2.  Acquisition or Disposition

On January 14, 2000, LanguageWare.net (Company) Ltd., (the "Company" or "LanguageWare.net") acquired all of the capital stock of Star+Globe Technologies Pte. Ltd. ("Star+Globe"), a privately-held Singapore company, for a purchase price of approximately $6.5 million. As a result of the acquisition, Star+Globe will operate as a wholly owned subsidiary of LanguageWare.net.

In consideration for the Star+Globe stock, LanguageWare.net issued up to 33,673,361 shares of its common stock valued at $4,734,475. At the closing, LanguageWare.net issued an aggregate of 30,306,025 shares of its common stock (the "Closing Consideration"), and will be required to issue up to 3,367,336 additional shares of its common stock (the "Holdback Shares") within ninety (90) days of January 14, 2000. The Holdback Shares may be reduced by any indemnification claims pursuant to the provisions of the Agreement. LanguageWare.net has agreed to use its best efforts to register, in calendar year 2000, all of the common stock issued as consideration.

In connection with the transaction, LanguageWare.net has also agreed to provide a non-qualified share option plan for employees and a director of Star+Globe wherein stock options have been granted to such employees and director to purchase an aggregate of 2,266,639 shares of LanguageWare.net common stock valued at $1,735,183. The stock options are exercisable immediately at an exercise price of $.093 per share and expire on January 15, 2001.

To date, the Company has incurred direct costs, including legal and accounting fees, totaling $15,509. Additional direct costs of the acquisition are not anticipated to be material.

The acquisition was recorded using the purchase method of accounting and the assets acquired have been valued at the estimated fair value in the accompanying Unaudited Pro Forma Condensed Consolidated Balance Sheet as if the acquisition occurred on December 31, 1999. The Unaudited Pro Forma Condensed Consolidated Statement of Operations reflects adjustments for depreciation and amortization on the assets acquired as if the acquisition occurred on January 1, 1999. Based upon the contingency related to the Holdback Shares as described above, the value of the acquisition consideration may decrease up to approximately $473,000.

Item 7.  Financial Statements and Exhibits

Item 7(a). Financial Statements of Business Acquired.

Filed herewith as a part of this report are the financial statements of Star+Globe, (i) Report of Independent Certified Public Accountants, (ii) Consolidated Balance Sheets as of December 31, 1999 and 1998, (iii) Consolidated Statements of Operations and Comprehensive Loss for the years ended December 31, 1999 and 1998, (iv) Consolidated Statements of Changes in Stockholders' Deficit for the years ended December 31, 1999 and 1998, (v) Consolidated Statements of Cash Flows for the years ended December 31, 1999 and 1998, (vi) Summary of Accounting Policies for the years ended December 31, 1999 and 1998 and (vii) Notes to Consolidated Financial Statements for the years ended December 31, 1999 and 1998.

Item 7(b).  Pro Forma Financial Information.

Filed herewith as a part of this report is the Company's Pro Forma Condensed Consolidated Balance Sheet as of December 31, 1999 (unaudited) and the Company's Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1999 (unaudited) and the notes thereto.

Item 7(c). Exhibits.

The following exhibits were filed with the SEC on January 28, 2000 as part of an 8-K filing with regard to the acquisition of Star+Globe by the Company.

     1. Stock Purchase Agreement, dated as of January 14, 2000, by and among LanguageWare.net (Company) Ltd., Star+Globe Technologies Pte. Ltd., Technology Fund Pte Ltd., KRDL Holdings Pte Ltd., Technology Fund II Pte Ltd., Seed Ventures II Limited, Info Tech Ventures Limited, Vertex Technology Fund Pte Ltd., NIF Asian Pre-IPO Fund Limited, Asia-Pacific Ventures II Ltd., Virginia Cha, James L. Kelly, Lernout & Hauspie Investment Co. N.V. and WIIG Global Ventures Pte Ltd.

                                              Star + Globe Technologies Pte Ltd
                                                             and Its Subsidiary

                                                                       Contents
-------------------------------------------------------------------------------

          Report of Independent Certified Public Accountants                  2

          Consolidated Financial Statements:

          Consolidated Balance Sheets                                     3 - 4

          Consolidated Statements of Operations and Comprehensive Loss        5

          Consolidated Statements of Shareholders' Equity (Deficit)           6

          Consolidated Statements of Cash Flows                               7

          Summary of Accounting Policies                                 8 - 11

          Notes to Consolidated Financial Statements                    12 - 19

Report of Independent Certified Public Accountants


Board of Directors
Star + Globe Technologies Pte Ltd and Its Subsidiary
Singapore


We have audited the accompanying consolidated balance sheets as of December 31, 1999 and 1998 of Star + Globe Technologies Pte Ltd and subsidiary (the "Company") and the related consolidated statements of operations and comprehensive loss, shareholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for the years then ended in conformity with United States generally accepted accounting principles.



                                                    /s/ BDO INTERNATIONAL
                                                    Certified Public Accountants

March 8, 2000
Singapore

                                              Star + Globe Technologies Pte Ltd
                                                             and Its Subsidiary

                                                    Consolidated Balance Sheets

------------------------------------------------------------------------------------------------------------------
                                                                     These accounts are expressed in U.S. Dollars.

December 31,                                                                         1999                 1998
------------------------------------------------------------------------------------------------------------------

Assets

Current assets:
  Cash and cash equivalents                                                        $2,006,513           $2,813,884
  Accounts receivable:
    Trade (Note 7)                                                                    590,990              172,850
    Grants (Note 3)                                                                    44,377               90,189
    Interest                                                                           25,579               30,207
    Other                                                                              71,900              152,164
  Inventories                                                                               -                4,514
------------------------------------------------------------------------------------------------------------------
Total current assets                                                                2,739,359            3,263,808
------------------------------------------------------------------------------------------------------------------

Property and equipment, net (Note 1)                                                  132,589              150,389
------------------------------------------------------------------------------------------------------------------




                                                                                   $2,871,948           $3,414,197
------------------------------------------------------------------------------------------------------------------

See accompanying summary of accounting policies and notes to consolidated financial statements.

                                              Star + Globe Technologies Pte Ltd
                                                             and Its Subsidiary

                                                    Consolidated Balance Sheets

---------------------------------------------------------------------------------------------------------------------
                                                                          These accounts are expressed in US dollars.

December 31,                                                                           1999                  1998
---------------------------------------------------------------------------------------------------------------------
Liabilities, Redeemable Preferred Stock and
  Shareholders' Equity (Deficit)

Current liabilities:
  Accounts payable                                                                  $   367,787           $    95,399
  Other payable and accrued expenses                                                    229,975               232,262
  Billings in advance                                                                   100,891               112,632
---------------------------------------------------------------------------------------------------------------------

Total current liabilities                                                               698,653               440,293
---------------------------------------------------------------------------------------------------------------------

Commitments and contingencies (Notes 2 and 3)

Redeemable convertible series A preferred stock of
  S$0.01 par value;  2,500,000 shares authorized;
     2,350,000 shares issued and outstanding; redeemable at S$2 per share
     (US$1.20) (in the aggregate $2,820,000)                                          2,820,000             2,820,000
---------------------------------------------------------------------------------------------------------------------

Shareholders' equity (deficit) (Note 4):
  Common stock of S$1 par value; 6,975,000 shares authorized;                         1,901,250             1,867,500
     3,168,750 and 3,112,500 shares issued and outstanding
  Additional paid-in capital                                                            141,805                     -
  Unearned compensation (Note 4)                                                       (114,691)                    -
  Other accumulated comprehensive loss                                                     (754)                    -
  Accumulated deficit                                                                (2,574,315)           (1,713,596)
---------------------------------------------------------------------------------------------------------------------

Total shareholders' equity (deficit)                                                   (646,705)              153,904
---------------------------------------------------------------------------------------------------------------------

                                                                                    $ 2,871,948           $ 3,414,197
---------------------------------------------------------------------------------------------------------------------

See accompanying summary of accounting policies and notes to consolidated financial statements.

                                              Star + Globe Technologies Pte Ltd
                                                             and Its Subsidiary

                                          Consolidated Statements of Operations
                                                         and Comprehensive Loss


--------------------------------------------------------------------------------------------------------------------
                                                                         These accounts are expressed in US dollars.

Year Ended December 31,                                                              1999                   1998
--------------------------------------------------------------------------------------------------------------------
Revenues, net (Note 7)                                                            $ 1,868,989             $  932,890

Cost of revenues                                                                      935,290                171,851
--------------------------------------------------------------------------------------------------------------------

Gross profit                                                                          933,699                761,039

Operating expenses:
   Selling, general and administrative                                              1,469,839                818,503
   Research and development expenditure                                               546,411                599,472
   Depreciation                                                                       100,936                 69,021
--------------------------------------------------------------------------------------------------------------------

Total operating expenses                                                            2,117,186              1,486,996
--------------------------------------------------------------------------------------------------------------------

Operating loss                                                                     (1,183,487)              (725,957)

Other income (expense):
   Interest income, net                                                               124,790                 48,212
   Exchange gain(loss)                                                                 38,569                 (5,392)
   Grants received                                                                    159,409                191,897
--------------------------------------------------------------------------------------------------------------------

Total other income                                                                    322,768                234,717
--------------------------------------------------------------------------------------------------------------------

Net loss                                                                             (860,719)              (491,240)

Other comprehensive loss -
  Foreign currency translation adjustment                                                (754)                     -
--------------------------------------------------------------------------------------------------------------------

Comprehensive loss                                                                $  (861,473)            $ (491,240)
--------------------------------------------------------------------------------------------------------------------

See accompanying summary of accounting policies and notes to consolidated financial statements.

                                              Star + Globe Technologies Pte Ltd
                                                             and Its Subsidiary

                      Consolidated Statements of Shareholders' Equity (Deficit)

                                     These accounts are expressed in US dollars.

                                                                                                                          Total
                                       Common Stock        Additional                    Accumulated                   Shareholders'
                                  ---------------------      Paid-in     Unearned       Comprehensive    Accumulated      Equity
                                   Shares     Par Value      Capital    Compensation        Loss           Deficit      (Deficit)
------------------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1998          3,000,000  $1,800,000     $      -     $       -        $        -     $(1,222,356)   $  577,644

Issuance of common stock
  for services
   (Note 4)                         112,500      67,500            -             -                 -               -        67,500

Net loss                                  -           -            -             -                 -        (491,240)     (491,240)
------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1998        3,112,500   1,867,500            -             -                 -      (1,713,596)      153,904

Issuance of common stock
  for services
  (Note 4)                           56,250      33,750            -             -                 -               -        33,750

Issuance of stock options to
  employees for services
  (Note 4)                                -           -      141,805      (114,691)                -               -        27,114

Net loss                                  -           -            -             -                 -        (860,719)     (860,719)

Foreign currency translation
  adjustment                              -           -            -             -              (754)              -          (754)
----------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1999        3,168,750  $1,901,250     $141,805     $(114,691)       $     (754)    $(2,574,315)   $ (646,705)
----------------------------------------------------------------------------------------------------------------------------------

See accompanying summary of accounting policies and notes to consolidated financial statements.

                                              Star + Globe Technologies Pte Ltd
                                                             and Its Subsidiary

                                          Consolidated Statements of Cash Flows

----------------------------------------------------------------------------------------------------------
                                                               These accounts are expressed in US dollars.

Increase (Decrease) in Cash and Cash Equivalents

Year Ended December 31,                                                        1999                1998
----------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net loss                                                                    $ (860,719)         $ (491,240)
Adjustments to reconcile net loss to net cash used in operating activities
  Depreciation                                                                 100,936              69,021
  Common stock issued for services                                              33,750              67,500
  Stock options issued for services                                             27,114                   -
  Fixed assets written off                                                         379                   -
  Change in operating assets and liabilities:
    Accounts receivable and other receivables                                 (287,436)           (191,113)
    Inventories                                                                  4,514              (1,466)
    Accounts payable, other payable and accrued expenses                       270,101              93,435
    Billings in advance                                                        (11,741)             78,562
----------------------------------------------------------------------------------------------------------

Net cash used in operating activities                                         (723,102)           (375,301)
----------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
  Purchases of property and equipment                                          (91,704)            (60,184)
----------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
  Proceeds from issuance of preferred stock                                          -           2,820,000
  Capital grants received                                                        8,189               1,466
----------------------------------------------------------------------------------------------------------

Net cash provided by financing activities                                        8,189           2,821,466
----------------------------------------------------------------------------------------------------------

Effect of foreign exchange rates on cash                                          (754)                  -

Increase (decrease) in cash and cash equivalents                              (807,371)          2,385,981

Cash and cash equivalents, beginning of year                                 2,813,884             427,903
----------------------------------------------------------------------------------------------------------

Cash and cash equivalents, end of year                                      $2,006,513          $2,813,884
----------------------------------------------------------------------------------------------------------

See accompanying summary of accounting policies and notes to consolidated financial statements.

                                              Star + Globe Technologies Pte Ltd
                                                             and Its Subsidiary

                                                 Summary of Accounting Policies
-------------------------------------------------------------------------------
Nature of Operations          Star + Globe Technologies Pte Ltd (the "Company")
                              was incorporated in the Republic of Singapore on April 23, 1996. Star + Globe Technologies, Inc., a wholly owned subsidiary of the Company, was incorporated on February 28, 1998 in the State of California, USA.

                              The principal activities of the Company and the subsidiary are the development and sale of multi-lingual end-user and information service software tools.

Principles of                 The accompanying consolidated financial statements
Consolidation                 include the accounts of the Company and its wholly
                              owned subsidiary. All significant inter-company accounts and transactions have been eliminated in consolidation.

Cash and Cash                 For the purposes of the statement of cash flows,
Equivalents                   the Company considers all highly liquid
                              investments including demand deposits with an original maturity of three months or less to be cash equivalents.

Revenue Recognition           The Company recognizes revenue earned from the
                              sale of products net of sales returns, trade allowances and duties and taxes paid. Sales are recognized upon delivery to customers.

                              Fees billed in advance for maintenance contracts are held in the balance sheet as advance billings and earned over the period of the contract.

                              Grants for research and development are recognized in the period in which the related costs are incurred.

Inventories                   Inventories consist of packing materials and are
                              stated at the lower of cost or market value. Cost is determined on a first-in first-out basis.

                                              Star + Globe Technologies Pte Ltd
                                                             and Its Subsidiary

                                                 Summary of Accounting Policies
--------------------------------------------------------------------------------

Property and Equipment        Property and equipment are stated at cost. Upon
                              retirement, sale or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts and gain or loss is included in operations.

                              Depreciation is computed principally using the straight-line method of accounting over the estimated useful lives of three years. Leasehold improvements are amortized over the lesser of the estimated useful life or over the term of the lease.

Long-Lived Assets             Long-lived assets are reviewed for impairment
                              whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the expected future cash flow from the use of the asset and its eventual disposition is less than the carrying amount of the asset, an impairment loss is recognized and measured using the asset's fair value.

Income Taxes                  The Company accounts for income taxes under the
                              liability method, which requires an entity to recognize deferred tax assets and liabilities.
                              Temporary differences are differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years.

Research and Development      Research and development costs are expensed as
                              incurred. Statement of Financial Accounting
                              Standards 86, "Accounting for the Costs of
                              Computer Software to Be Sold, Leased, or Otherwise
                              Marketed", does not materially affect the Company.

Foreign Currency              The Company maintained its accounting records in
                              Singapore dollars as it considers Singapore dollars to be its functional currency.

                              The accompanying financial statements have been translated into the U.S. dollar. Assets and liabilities are translated at the rate of exchange in effect on the balance sheet date; income and expenses are translated at the average rates of exchange prevailing during the year. The related translation adjustments are reflected as a cumulative translation adjustment in consolidated shareholders' equity (deficit). Foreign currency gains and losses resulting from transactions are included in results of operations in the period in which the transactions occurred.

                              The exchange rate used for translating the Singapore dollar denominated financial statements into US dollars was S$1 = US$.60 as of December 31, 1999 and 1998.

                                              Star + Globe Technologies Pte Ltd
                                                             and Its Subsidiary

                                                 Summary of Accounting Policies
--------------------------------------------------------------------------------

Stock Options                 The Company applies APB Opinion 25, "Accounting
                              for Stock Issued to Employees" ("APB Opinion 25") and related Interpretations in accounting for all stock option plans. Under APB Opinion 25, compensation cost is recognized for stock options issued to employees when the exercise price of the Company's stock options granted is less than the market price of the underlying common stock on the date of grant. Statement of Financial Accounting
                              Standards No. 123, "Accounting for Stock-Based
                              Compensation" ("SFAS No. 123") requires the
                              Company to provide pro forma information regarding net income (loss) as if compensation cost for the Company's employee stock options plans had been determined in accordance with the fair value based method prescribed in SFAS No. 123. To provide the required pro forma information, the Company estimates the fair value of each stock option at the date of grant by using the Black-Scholes option-pricing model. The Company accounts for options to non-employees using SFAS No. 123.

Comprehensive Loss            Comprehensive loss is comprised of net loss and
                              all changes to the consolidated statement of shareholders' equity, except those due to investments by shareholders, changes in paid-in capital and distributions to shareholders.

                                              Star + Globe Technologies Pte Ltd
                                                             and Its Subsidiary

                                                 Summary of Accounting Policies
--------------------------------------------------------------------------------

Use of Estimate               The preparation of financial statements in
                              conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentrations of             The Company's financial instruments that are
Credit Risk                   exposed to concentrations of credit risk consist
                              primarily of cash and accounts receivable.

                              The Company at times maintains large cash balances at financial institutions. The Company has not experienced any losses in its cash accounts. The Company reviews a customer's credit history before extending credit and establishes an allowance for doubtful accounts based upon the credit risk of specific customers, historical trends and other information. Management of the Company has determined that there are no anticipated credit losses in its accounts receivable at December 31, 1999 and 1998. Generally, the Company does not require collateral from its customers.

                                              Star + Globe Technologies Pte Ltd
                                                             and Its Subsidiary

                                     Notes to Consolidated Financial Statements
-------------------------------------------------------------------------------

1.  Property and              Property and equipment are as follows:
    Equipment
                              December 31,                                             1999         1998
                              ---------------------------------------------------------------------------


                              Leasehold improvements                               $  82,257    $  80,893
                              Furniture and fixtures                                  27,203       17,119
                              Office equipment                                        23,020       22,928
                              Computer equipment                                     148,254       87,030
                              Computer software                                       35,198       46,117
                              ---------------------------------------------------------------------------

                                                                                     315,932      254,087

                              Accumulated depreciation and
                                amortization                                         183,343      103,698
                              ---------------------------------------------------------------------------

                              Net property and equipment                           $ 132,589    $ 150,389
                              ---------------------------------------------------------------------------

2.  Lease                     The Company leases office space under operating leases. Future minimum
    Commitments               lease payments under such leases follow:


                              Year Ending December 31,                                               1999
                              ---------------------------------------------------------------------------

                              2000                                                              $ 107,608
                              2001                                                                 72,317
                              2002                                                                 60,264
                              ---------------------------------------------------------------------------
                                                                                                $ 240,189
                              ---------------------------------------------------------------------------

                              Total rent expense for the years ended December 31, 1999 and 1998 was approximately $107,600 and $99,000.

                                              Star + Globe Technologies Pte Ltd
                                                             and Its Subsidiary

                                     Notes to Consolidated Financial Statements

3.  Contingencies             During 1999, the Company received a research and
                              development grant from the National Science &
                              Technology Board ("NSTB") in the amount of S$168,150 (US$100,890). This project commenced from March 15, 1999 and ends on September 1, 2000.
                              The Company will be reimbursed as costs are incurred. Under the terms of the grant, the grant is subject to termination, as subsequent to year end, the Company's ownership and control has changed (see Note 6). The Company may not be entitled to future reimbursement of funds under the grant. As of December 31, 1999, the Company has an amount receivable under the grant of S$73,962 (US$44,377).

                              The Company is currently in discussions with its largest customer (see Note 7) with respect to a number of issues arising from a Globalization Service Agreement (the "Agreement") dated November 23, 1998. The customer is asserting that certain deliverables under the Agreement may have not met the acceptable standards as well as the determination of independent bench-markers. Also, there is an issue as to whether the customer provided proper notification and description of errors and accuracies in the deliverables in accordance with the terms of the Agreement. As this matter involves questions of fact which have not yet been ascertained, the Company and its legal counsel are unable to render an opinion on the extent of potential liability of the Company, if any, with respect to this matter. As such, the Company has not recorded a liability as of December 31, 1999.

4.  Shareholders'             Redeemable Convertible Series A Preferred Stock
    Equity
                              During the latter part of 1998, the Company issued a total of 2,350,000 shares of redeemable convertible Series A preferred stock of S$0.01
                              (US$0.006) each at S$2 (US$1.20) per share. The preferred stock provides for an annual dividend of S$0.16 (US$0.096) per share and are redeemable at the option of the holders at any time for cash at S$2 (US$1.20) per share plus unpaid dividends or convertible into common stock at a conversion price of S$2 (US$1.20) per share.


                              Common Stock Issued for Services

                              For the years ended December 31, 1999 and 1998, the Company issued 56,250 and 112,500 shares of common stock of S$1 (US$0.60) valued at $33,750 and $67,500 to a Director.

                              Employee Stock Option Plan

                              On July 22, 1998, the stockholders of the Company approved The Employee Share Option Plan (the "Plan"). On February 12, 1999, the Company approved and increased its share allocation under the Plan from 400,000 common stock to 657,350 common stock of S$1 each.

                                              Star + Globe Technologies Pte Ltd
                                                             and Its Subsidiary

                                     Notes to Consolidated Financial Statements
-------------------------------------------------------------------------------

                                            Exercise Price and
                                             Weighted Average
                             Number of      Exercise Price per      Expiration
                              Shares            Share $               Dates
       -----------------------------------------------------------------------

       January 1, 1998              -                   -                    -
           Granted            162,000                 .60          2000 - 2002
       -----------------------------------------------------------------------

       December 31, 1998      162,000                 .60          2000 - 2002
           Granted            246,616                 .60          2004 - 2008
       -----------------------------------------------------------------------

       December 31, 1999      408,616                 .60          2000 - 2008
       -----------------------------------------------------------------------

                                                                     Options
       -----------------------------------------------------------------------
       Weighted average fair value of options                         $.72
         granted during 1999

       Weighted average fair value of options
         granted during 1998                                          $.11
       -----------------------------------------------------------------------

                                              Star + Globe Technologies Pte Ltd
                                                             and Its Subsidiary

                                     Notes to Consolidated Financial Statements
-------------------------------------------------------------------------------

                              The Company applies APB Opinion 25, "Accounting for Stock Issued to Employees", and related Interpretations in accounting for the plans. Under APB Opinion 25, when the exercise price of the Company's employee stock options is less than the market price of the underlying stock on the date of grant, compensation cost is recognized.

                              During 1999, the Company granted stock options to its employees at an exercise price that was less than the market price at the date of the grant. These options vest over a five to ten year period. During 1999, the Company recognized $27,114 in compensation expense, and as of December 31, 1999, the Company has recorded $114,691 as unearned compensation.

                              FASB Statement 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), requires the Company to provide pro forma information regarding net loss and net loss per share as if compensation costs for the Company's stock option plans and other stock awards had been determined in accordance with the fair value based method prescribed in SFAS No. 123. The Company estimates the fair value of each stock award at the grant date by using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1999 and 1998: dividend yield of 0 percent for both years; expected volatility of 0 percent for both years; risk-free interest rates of 4.18% and 5.94% and expected lives of 5 to 10 years.

                              Under the accounting provisions for SFAS No. 123, the Company's net loss and net loss per share would have been increased by the pro forma amounts indicated below:

                              Year Ended December 31,       1999         1998
                            ---------------------------------------------------

                              Net loss:
                                As reported              $(860,719)   $(491,240)
                                Pro forma                $(872,023)   $(495,668)

                                              Star + Globe Technologies Pte Ltd
                                                             and Its Subsidiary

                                     Notes to Consolidated Financial Statements
-------------------------------------------------------------------------------


             The following information summarizes stock options outstanding and exercisable at December 31, 1999.

                    Outstanding
      ------------------------------------
                                  Weighted Average             Exercisable
                               ----------------------    ----------------------
                                Remaining
      Range of                 Contractual                Number      Weighted
      Exercise     Number       Life in      Exercise    Exercis-     Average
      Prices $   Outstanding      Years       Price $     able       Exercise $
      -------------------------------------------------------------------------

        .60       408,616           7          .60       131,654        .60

5.  Supplemental       No payments for income taxes were made in 1999 or 1998.
    Disclosures of     Cash payments for interest amounted to $10 and $134 in
    Cash Flow          1999 and 1998.
    Information

6.  Subsequent         On January 14, 2000, LanguageWare.net (Company) Ltd.
    Events             ("LanguageWare.net") acquired all of the issued and
                       outstanding common stock and redeemable convertible
                       Series A preferred stock of the Company.

                       Upon the acquisition of the Company by LanguageWare.net, the 1997 Employee Share Option Plan was modified so that any stock option granted up to that date under the Plan became immediately exercisable by each grantee. 86,618 shares under the Plan were exercised on January 12, 2000.

7.  Significant        As of December 31, 1999, one customer represented 98% of
    Customers          trade accounts receivable. As of December 31, 1998, one
                       customer represented 40% of trade accounts receivable.

                       For the year ended December 31, 1999, one customer represented 82% of total revenues. For the year ended December 31, 1998, two customers represented 38% and 11% of total revenues.

                                              Star + Globe Technologies Pte Ltd
                                                             and Its Subsidiary

                                     Notes to Consolidated Financial Statements

8.  Income Taxes              At December 31, 1999, the Company has tax losses
                              of approximately US$2,266,133 available for offset against future taxable income subject to confirmation by the Singapore tax authorities and also subject to the provisions of Section 37 of the Singapore Income Tax Act.

                              At December 31, 1999, the Company had available U.S. net operating loss carryforwards of approximately $154,000 for tax reporting purposes. These U.S. net operating loss carryforwards expire through 2020. These carryforwards are subject to various limitations imposed by the rules and regulations of the Internal Revenue Service.

                              Under Section 37 (5) of the Singapore Income Tax Act, a Company utilizing the unabsorbed losses against its chargeable income is required to satisfy the Tax Comptroller that there has been no substantial change in the Company's shareholders in the relevant periods.

                              In the event that there is a substantial change in the Company's shareholders, the Company can apply under Section 37 (8) of the Singapore Income Tax Act for a waiver from the requirement to meet the continuity of ownership test as set out in Section 37 (5). In this respect, the Company would have to prove to the Comptroller's satisfaction that the change in shareholders was not motivated by any tax advantage or benefit.

                              Due to a substantial change of shareholders in the relevant dates, the Company applied for a waiver of substantial shareholders test for financial years 1997 and 1998 but to date has not received a reply.

                                              Star + Globe Technologies Pte Ltd
                                                             and Its Subsidiary

                                     Notes to Consolidated Financial Statements
-------------------------------------------------------------------------------


                              There has been a further substantial change in shareholders in January 2000. The Company has not yet applied for a waiver in respect of this change. If no waiver is applied for by the Company or if applied for but not granted, none of the accumulated unabsorbed tax losses will be available for offset against the future profit.

                              There were no tax credits established in the statements of operations since the Company has a 100 percent valuation allowance for the tax benefit of net deductible temporary differences and operating loss carryforwards. Management is not able to determine if it is more likely than not that the deferred tax assets will be realized.

                              The Company has deferred tax assets with a 100 percent valuation allowance at December 31, 1999 and 1998. The tax effect on the components is as follows:

                              December 31,                     1999        1998
                              -------------------------------------------------

                              Singapore net operating loss
                                carryforwards               $ 589,000 $ 411,000
                              Basis difference in current
                                liabilities                         -   (14,000)
                              U.S. net operating loss
                                carryforwards                  58,000    26,000
                              -------------------------------------------------
                                                              647,000   423,000

                              Valuation allowance            (647,000) (423,000)
                              -------------------------------------------------

                                                            $       - $       -
                              -------------------------------------------------

                                              Star + Globe Technologies Pte Ltd
                                                             and Its Subsidiary

                                     Notes to Consolidated Financial Statements

-------------------------------------------------------------------------------

                  A reconciliation of the income taxes at the federal statutory rate to the effective tax rate is as follows:

                  Year Ended December 31,                     1999         1998
                  -------------------------------------------------------------

                  Income tax benefit computed at the
                    statutory rate                       $ (292,000) $ (167,000)
                  Singapore tax statutory rate
                    differences                              72,000      48,000
                  State income tax benefit net of U.S.
                    Federal income tax benefit              (14,000)     (8,000)
                  Other - permanent differences              10,000           -
                  Change in valuation allowance             224,000     127,000
                  -------------------------------------------------------------

                  Income tax benefit                     $        -  $        -
                  -------------------------------------------------------------

LanguageWare.net (Company) Ltd.
Unaudited Pro Forma Condensed Consolidated Financial Statements

The following Unaudited Pro Forma Condensed Consolidated Financial Statements give effect to the acquisition by the Company of Star+Globe and are based on the estimates and assumptions set forth herein and in the notes to such financial statements. This pro forma presentation has been prepared utilizing historical financial statements and notes thereto, certain of which are included herein as well as pro forma adjustments as described in the Notes to the unaudited Pro Forma Condensed Consolidated Financial Statements. The pro forma financial data does not purport to be indicative of the results which actually would have been obtained had the acquisition been effected on the date indicated or the results which may be obtained in the future.

The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 1999 assumes the acquisition of Star+Globe was consummated at such date. The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1999 includes the operating results of the Company and Star+Globe assuming the acquisition occurred on January 1, 1999.

The Unaudited Pro Forma Condensed Consolidated Financial Statements are presented for illustrative purposes only and do not purport to represent what the Company's results of operations or financial position would have been had the acquisition described herein occurred on the date indicated for any future period or at any future date, and are therefore qualified in their entirety by reference to and should be read in conjunction with the historical consolidated financial statements of the Company to be filed on Form 10-K for the year ended December 31, 1999 and the historical financial statements of Star+Globe contained elsewhere herein.

Acquisition

On January 14, 2000, LanguageWare.net acquired all of the capital stock of Star+Globe, a privately-held Singapore company, for an aggregate purchase price of approximately $6.5 million.

Star+Globe provides proprietary Asian character processing technology for the Internet. It is located in Singapore. The assets of Star+Globe consist primarily of cash, accounts receivables, property and equipment and certain intangible assets. The Company intends to continue the business of Star+Globe substantially in accordance with past practices, with modification to fit the Company's systems and procedures.

                                                 LanguageWare.net (Company) Ltd.
                        Unaudited Pro Forma Condensed Consolidated Balance Sheet
                                                               December 31, 1999

-------------------------------------------------------------------------------------------------------------------------------
                                           LanguageWare.net        Star + Globe           Adjustments              Pro Forma
                                           ------------------------------------------------------------------------------------
ASSETS
Current
    Cash and cash equivalents              $    248,808            $ 2,006,513           $        -                $  2,255,321
    Accounts receivable, net                    459,590                590,990             (324,873)  (1)               725,707
    Other current assets                        130,463                141,856                    -                     272,319
-------------------------------------------------------------------------------------------------------------------------------
Total current assets                            838,861              2,739,359             (324,873)                  3,253,347

Property and equipment, net                      54,114                132,589                    -                     186,703

Goodwill and other intangible assets
    Completed technology                              -                      -             3,350,000  (2)             3,350,000
    Other intangible assets                           -                      -               800,000  (2)               800,000
    Goodwill                                          -                      -               161,872  (2)               161,872

Other assets                                     15,509                      -               (15,509) (2)                     -
-------------------------------------------------------------------------------------------------------------------------------
Total assets                                $   908,484            $ 2,871,948           $ 3,971,490               $  7,751,922
-------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
    Accounts payable                        $   282,273            $   367,787           $  (324,873) (1)          $    325,187
    Accrued liabilities and other               138,541                330,866                     -                    469,407
    Line of credit                               58,657                      -                     -                     58,657
    Convertible debenture, related
      party                                     964,654                      -                     -                    964,654
-------------------------------------------------------------------------------------------------------------------------------
Total liabilities                             1,444,125                698,653              (324,873)                 1,817,905
-------------------------------------------------------------------------------------------------------------------------------
Redeemable preferred stock                            -              2,820,000            (2,820,000) (2)                     -

Stockholders' Equity (Deficit)
    Preferred stock                               7,032                      -                     -                      7,032
    Common stock                                 85,143              1,901,250            (1,901,250) (2)               166,905
                                                                                              81,762  (4)
    Additional paid-in capital               52,815,942                141,805             6,387,896  (4)            59,203,838
                                                                                            (141,805) (2)
    Unearned compensation                             -               (114,691)              114,691  (2)                     -
    Accumulated deficit                     (53,443,758)            (2,574,315)            2,574,315  (2)           (53,443,758)
    Accumulated other comprehensive
      loss                                            -                   (754)                  754  (2)                     -

-------------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity (deficit)           (535,641)              (646,705)            7,116,363                  5,934,017
-------------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders'
    equity (deficit)                        $   908,484            $ 2,871,948           $ 3,971,490               $  7,751,922
-------------------------------------------------------------------------------------------------------------------------------

                                              See notes to the unaudited pro forma condensed consolidated financial statements.

                                                 LanguageWare.net (Company) Ltd.
              Unaudited Pro Forma Condensed Consolidated Statement of Operations
                                                    Year Ended December 31, 1999

----------------------------------------------------------------------------------------------------------------

                           LanguageWare.net           Star + Globe           Adjustments           Pro Forma
                     -------------------------------------------------------------------------------------------

Net sales                        $ 1,714,462           $ 1,868,989        $  (760,739)    (3)        $ 2,822,712

Cost of sales                      1,163,093               935,290           (760,739)    (3)          1,337,644
----------------------------------------------------------------------------------------------------------------

Gross profit                         551,369               933,699                  -                  1,485,068
----------------------------------------------------------------------------------------------------------------

Costs and expenses
     Product development costs       283,182               546,411                  -                    829,593
     Marketing expenses              722,305                     -                  -                    722,305
     General and administrative
       expenses                    1,148,501             1,570,775          1,411,541     (2)          4,130,817
----------------------------------------------------------------------------------------------------------------

Total costs and expenses           2,153,988             2,117,186          1,411,541                  5,682,715
----------------------------------------------------------------------------------------------------------------

Loss from operations              (1,602,619)           (1,183,487)        (1,411,541)                (4,197,647)
----------------------------------------------------------------------------------------------------------------

Interest and other
     Interest expense               (679,615)                    -                  -                   (679,615)
     Interest income                       -               124,790                  -                    124,790
     Exchange gain                         -                38,569                  -                     38,569
     Grants earned                         -               159,409                  -                    159,409
----------------------------------------------------------------------------------------------------------------

Total interest and other            (679,615)              322,768                  -                   (356,847)
----------------------------------------------------------------------------------------------------------------

Loss before extraordinary
  item                           $(2,282,234)          $  (860,719)       $(1,411,541)               $(4,554,494)
----------------------------------------------------------------------------------------------------------------

Net loss per share before
  extraordinary item
  Basic and diluted              $     (0.08)                                                        $     (0.07)

Basic and diluted weighted
  average number of shares
  outstanding                     30,406,700                     -         33,673,361     (4)         64,080,061
----------------------------------------------------------------------------------------------------------------

                               See notes to the unaudited pro forma condensed consolidated financial statements.

LanguageWare.net (Company) Ltd.
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Note 1   To eliminate intercompany receivable and payable.
Note 2   To reflect the acquisition of Star + Globe.

The following is the preliminary allocation of the purchase price based on the fair value of the assets acquired and the liabilities assumed.

                                                                                                Annual
                                                 Estimated Life        Purchase Price      Depreciation and
                                                      Years              Allocation          Amortization
-------------------------------------------------------------------------------------------------------------
Allocation of purchase price:
  Cash                                                 N/A              $ 2,006,513
  Accounts receivable, net                             N/A                  590,990
  Other current assets                                 N/A                  141,856
  Property and equipment                               N/A                  132,589*
  Completed technology                                   3                3,350,000             $1,116,667
  Other intangible assets                           3 to 4                  800,000                262,500
  Goodwill                                               5                  161,872                 32,374
-------------------------------------------------------------------------------------------------------------
                                                                          7,183,820             $1,411,541
  Less:
  Accounts payable                                                          367,787
  Other current liabilities                                                 330,866
-------------------------------------------------------------------------------------------------------------

Total purchase price                                                      6,485,167

Purchase consideration:
  Value of common stock                                                  (4,734,475)
  Value of options                                                       (1,735,183)
  Direct costs of the acquisition                                           (15,509)
-------------------------------------------------------------------------------------------------------------
                                                                        $         -
-------------------------------------------------------------------------------------------------------------

*Depreciation expense of Star + Globe included in the historical statements of operations totaled $100,936 and is reflective of the proforma depreciation expense.

Note 3  To eliminate intercompany revenues and expenses.

Note 4  To reflect the 33,673,361 shares of LanguageWare.net common stock issued
        in the acquisition of   Star + Globe.

                                  Signatures



Pursuant to the requirements of Section 13 of 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed in its behalf by the undersigned, thereunto duly authorized.


                              LanguageWare.net (Company) Ltd.  (Registrant)



                              Date: March 29, 2000

                              By:    /s/THOMAS B. FOSTER

                                     Thomas B. Foster
                                     Chief Financial Officer





24